A RESPONSE TO RECENTLY FILED PROXY MATERIAL Oshkosh Corporation Exhibit 1

THIS PRESENTATION INCLUDES INFORMATION BASED ON DATA FOUND IN FILINGS WITH THE SEC, INDEPENDENT INDUSTRY PUBLICATIONS AND OTHER SOURCES. ALTHOUGH WE BELIEVE THAT THE DATA IS RELIABLE, WE DO NOT GUARANTEE THE ACCURACY OR COMPLETENESS OF THIS INFORMATION AND HAVE NOT INDEPENDENTLY VERIFIED ANY SUCH INFORMATION. WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD-PARTY TO INCLUDE THEIR INFORMATION IN THIS PRESENTATION.

MANY OF THE STATEMENTS IN THIS PRESENTATION REFLECT OUR SUBJECTIVE BELIEF. ALTHOUGH WE HAVE REVIEWED AND ANALYZED THE INFORMATION THAT HAS INFORMED OUR OPINIONS, WE DO NOT GUARANTEE THE ACCURACY OF ANY SUCH BELIEFS.

SECTIONS OF THIS PRESENTATION REFER TO THE EXPERIENCE OF OUR NOMINEES AS DIRECTORS OR OFFICERS OF OTHER COMPANIES. WE BELIEVE THEIR EXPERIENCE AT THESE COMPANIES WAS A SUCCESS AND RESULTED IN AN INCREASE IN SHAREHOLDER VALUE THAT BENEFITED ALL SHAREHOLDERS. HOWEVER, THE SUCCESS AT THESE COMPANIES IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS AT OSHKOSH IF OUR NOMINEES WERE TO BE ELECTED TO THE OSHKOSH BOARD OF DIRECTORS.

ALL STOCKHOLDERS OF OSHKOSH ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT, THE GOLD PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS FROM THE STOCKHOLDERS OF OSHKOSH FOR USE AT THE 2012 ANNUAL MEETING OF SHAREHOLDERS OF OSHKOSH BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY ALONG WITH OTHER RELEVANT DOCUMENTS ARE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING D.F. KING & CO., INC. BY TELEPHONE AT THE FOLLOWING NUMBERS: STOCKHOLDERS CALL TOLL–FREE: (800) 659-5550 AND BANKS AND BROKERAGE FIRMS CALL: (212) 269-5550. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. INFORMATION RELATING TO THE PARTICIPANTS IS CONTAINED IN THE DEFINITIVE SCHEDULE 14A FILED BY THE PARTICIPANTS WITH THE SEC ON DECEMBER 15, 2011.

Special note regarding this presentation 2

Sources: Bloomberg, 2012 Estimates are Bloomberg consensus
A new set of comps
Oshkosh management has recently
argued that their low SGA margins
relative to a peer group should be a
positive benchmark
SGA margins alone do not drive
shareholder returns…
Compared to that same peer group
Oshkosh has:
The LOWEST projected
operating income margin
The LOWEST 2012 projected
EPS growth
The LOWEST 2011 shareholder
return

Ticker
2012 Operating
Income Margin
2012 EPS
Growth
2011 Total
Shareholder
Return
ATK 11.7% -5.4% -34.42%
CRDN 18.9% -12.6% 39.33%
CMI 14.2% 12.5% 96.87%
DOV 16.1% 9.0% 45.52%
FSS 6.2% 250.4% -28.51%
FRPT 5.7% 83.1% 6.53%
GD 12.0% 5.3% 2.41%
MTW 8.3% 169.9% -6.59%
NAV 5.2% 14.6% -1.99%
NOC 11.1% -2.7% 22.99%
PCAR 9.7% 21.9% 8.27%
RTN 11.1% 4.4% -0.41%
TEX 5.4% 252.0% -31.80%
DHR 17.5% 16.5% 25.59%
ETN 16.1% 10.9% 44.85%
PH 11.1% 16.5% 46.37%
OSK 3.6% -52.5% -42.26%

MOVE without urgency
The company has claimed they have taken “decisive action” and initiated what was allegedly a “comprehensive review” but recently stated that the primary result of that review was simply – “business model reaffirmed”
As a shareholder, we would expect, given recent “unprecedented "challenges, Oshkosh would look for ways to enhance shareholder value and drive operating performance rather than continuing with the existing business model
How did this reaffirmation help shareholders? It seems to us that the only beneficiary is the management team who has allegedly been reaffirmed
The company has disclosed their time frames and goals for restructuring activities
250 basis points of operating income margin opportunity by              a portion of which seems to be simply
related to an eventual market recovery through the absorption of fixed costs; it is not clear what portion if any is actually related to reduction of costs
The company has stated that their manufacturing footprint rationalizations (20% reduction on a company that has over $7 Billion in sales) will take 5 years to generate $33 million of savings
In our opinion this calls into question the company’s ability to generate any meaningful cost savings on a going forward basis

2016

A more balance board
The company has criticized the Icahn slate for lacking experience in Defense and Construction Equipment  though the assertion is factually inaccurate
Mr. Alapont was formerly President/CEO of Iveco which built defense, fire and construction products
Mr. Intrieri is on the board of Motorola Solutions which sells to municipal, federal and defense customers
Mr. Krongard spent several years as Executive Director for the CIA
None of Oshkosh board members have substantial experience in construction equipment
None of the Oshkosh board members that we are seeking to replace (other than founder’s son – Mosling and Szews) have defense experience
6 out of 13 board members at Oshkosh are former CFOs
The Icahn slate brings key skills to the board

Key Skills & Experience
brought to the board
Icahn Slate Outside Oshkosh Directors we are
seeking to replace
International business
YES NO
Specialty Vehicle
YES NO
Fire Apparatus Manufacturing
YES NO
Commercial Vehicle Manufacturing
YES NO
Developing M&A Strategies
YES NO
Business turnaround
YES ?
Building strong management teams
YES ?
Strong Financial/Investing
YES ?

Relative track records
The company has criticized Icahn’s investment track record
We believe the Icahn track record speaks for itself
Apparently Icahn and Oshkosh had a different strategy for weathering the turbulent markets of 2011
Oshkosh stock was lower at the end of 2011 than it was at the end of 2003
From 2007-2011 Oshkosh stock was down 55.84%

2011
Oshkosh Price Appreciation -39.3%
Icahn Investment Funds Performance 34.73%

Management turnover problem

Oshkosh has experienced a surprising amount of turnover at the division head level in the last 5 years
Defense – 4 separate division heads (including Szews on an interim basis) with the two recent appointees being outsiders
JLG – Szews (for 5 months after the acquisition) and two other division heads
Fire & Emergency – at least 4 different division heads
Purchasing / Procurement – 3 different heads, the last two outsiders
Manufacturing – Two different heads, most recently an outsider, the second of which recently left the company
The inability to maintain stability or source management internally may contribute to operational instability
All divisions are currently run by executives with sales/marketing background and the company has lost two separate manufacturing chiefs in the last few years
Restructuring and FMTV execution issues are not surprising to us given reduced manufacturing expertise
Shareholders should ask who is currently responsible for the facility optimization plans?